EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160235 and 333-161857 on Form S-3 and Registration Statement Nos. 333-169296, 333-169295, 333-02245, 333-42010, 333-50809, 333-86846, 333-78102 and 333-151763 on Form S-8 of our reports dated January 14, 2011, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards for noncontrolling interests as set forth in Consolidation Topic No. 810 of the Accounting Standards Codification) and the effectiveness of Photronics, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended October 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 14, 2011